Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413
Connecticut Water Service, Inc. Appoints New President/CEO
January 12, 2006, Clinton, Connecticut — The Board of Directors of Connecticut Water Service, Inc. (NASDAQ:CTWS) at its Board meeting on January 11, 2006, unanimously approved the appointment of Eric W. Thornburg as President and Chief Executive Officer and a Director of the Company. He will assume the President/CEO position at Connecticut Water on March 1, 2006.
Mr. Thornburg, 45, was selected for the post after an extensive national search to find the successor to Marshall T. Chiaraluce, 63, who has been President/CEO and Chairman of the Board since 1992. Mr. Chiaraluce will remain full time Chairman of Connecticut Water until his retirement from the Company and the Board of Directors in the spring of 2007.
Mr. Thornburg was most-recently President of Missouri-American Water, a subsidiary of American Water Works Corporation. He currently leads all Government and Regulatory Affairs for American Water’s central region, spanning 15 states in the Midwest. At Missouri-American Water, the utility provides service to 1.3 million people, and Mr. Thornburg led a workforce of 650 employees. During his four years at Missouri-American Water, he was primarily responsible for growing revenues and net income by approximately 30%. He has also held leadership positions at American Water in Indiana and Pennsylvania.
American Water has operations in 29 states and generates over $2 billion a year in water revenue. In 2003, American Water was acquired by the German-based conglomerate RWE, a Global 100 company with $57 billion in revenue.
Mr. Thornburg has a Bachelor’s degree from Cornell University and an MBA from Indiana Wesleyan University. He and his family will be relocating to Connecticut from Missouri.

Connecticut Water Service, Inc. Appoints New President/CEO – Page 2
In commenting on Mr. Thornburg’s appointment, Mr. Chiaraluce, Chairman of the Board, stated that “Eric has spent his entire working career in the water industry. He has a wealth of experience in delivering operating results, building teams, and relating with regulatory agencies. Throughout his career his integrity, character, and effective style have served him well in leading water utility operations much larger than ours. We are fortunate to have attracted Eric to Connecticut Water. He is exactly what we need to continue our progress and to meet the challenges and growth opportunities of the Company.”
During his tenure as CEO, Mr. Chiaraluce, is credited with initiating the Company’s first strategic plan, and through its implementation the Company has produced 13 consecutive years of record earnings and increased dividends while improving customer service. The Company has grown from 58,000 to over 80,000 customers, in 41 Connecticut towns, has acquired 12 water utilities, and has developed other financially successful unregulated businesses under his leadership.
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FOR MORE INFORMATION
Michele G. DiAcri, Corporate Secretary
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
1-800-428-3985, ext. 3015
Connecticut Water Service, Inc. is the largest, domestic-based, investor-owned water utility in New England. It provides water to over 80,000 customers in 41 towns in Connecticut, as well as providing water-related services under contract in municipalities and companies.
This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.
Our water companies are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.